UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2013

Gladstone Land Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35795	54-1892552
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive Ste 200, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	7032875893

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2013, Gladstone Land Corporation (the "Company") entered into an agreement of purchase and sale (the "Agreement") with John Terry, Candy Terry, and Timothy Terry (collectively, the "Sellers"). The Agreement provides for the purchase (by the Company or its nominee) of 1,970-acres of land (the "Property") located in Cochise County, Arizona, for a purchase price that is expected to be approximately $7.6 million, exclusive of closing costs. The Property is irrigated farmland that is currently farmed primarily for corn.

The purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Company. There can be no assurance that the acquisition will be consummated by a certain time, or at all.

Certain statements and assumptions in this filing contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. The Company undertakes no obligations to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

November 20, 2013	By:	/s/Danielle Jones

Name: Danielle Jones
Title: Chief Financial Officer & Treasurer